                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                Amendment No. 1


                            MACROVISION CORPORATION
                            -----------------------
                               (Name of Issuer)


                                 CCOMMON STOCK
                                 ------------
                        (Title of Class of Securities)


                                   C899690101
                                   ----------
                                (CUSIP Number)


                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)



                               Page 1 of 5 Pages
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CUSIP No. 899690101                    13G                     Page 2 of 5 Pages


1    NAME OF REPORTING PERSON  Sallie J. Calhoun
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ###-##-####

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [_]

                                                       (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
    NUMBER OF

      SHARES           ---------------------------------------------------------
                       6  SHARED VOTING POWER
   BENEFICIALLY
                          7,057,596
     OWNED BY          ---------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER
       EACH

    REPORTING          ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
   PERSON WITH
                          7,057,596
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,057,596
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

     14.17%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
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Schedule 13G                                                   Page 3 of 5 Pages
_________________

Item 1.

  (a) Name of Issuer:  Macrovision Corporation

  (b) Address of Issuer's Principal Executive Offices:

      1341 Orleans Drive
      Sunnyvale, CA 94089


Item 2.

      Name of Person Filing'

      Sallie J. Calhoun

  (b) Address of Principal Business Office or, if none, Residence:

      21120 Wardell Road
      Saratoga, CA 95070


  (c) Citizenship:  U.S.A.

  (d) Title of Class Securities:  Common Stock

  (e) CUSIP Number:  899690101

Item 3.

  Not applicable.

Item 4.  Ownership

  (a) Amount Beneficially Owned:

      7,057,596, as of December 31, 2000. Includes 6,274,070 shares held by the Christiano Family Trust, 391,763 shares held by the Sallie J. Calhoun Annuity Trust and 391,763 shares beneficially held by Matthew Christiano, the spouse of Sallie J. Calhoun (which shares beneficially held by Matthew Christiano are held by the Matthew Christiano Annuity Trust).
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Schedule 13G                                                   Page 4 of 5 Pages
______________________


  (b) Percent of Class:  14.17%, as of December 31, 2000.

  (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:



         (ii)  shared power to vote or to direct the vote:

               7,057,596

         (iii) sole power to dispose or to direct the disposition of:



         (iv)  shared power to dispose or to direct the disposition of:

               7,057,596

Item 5.  Ownership of Five Percent or Less of a Class

  Not applicable.

Item 6.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

  Not applicable.

Item 9.  Notice of Dissolution of the Group

  Not applicable.
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Schedule 13G                                                   Page 5 of 5 Pages
____________________


Item 10.  Certification

      By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              Date:  February 13, 2001



                                              /s/ Sallie J. Calhoun
                                              ---------------------
                                              Sallie J. Calhoun